Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 11, 2026, with respect to the consolidated financial statements of T. Rowe Price OHA Select Private Credit Fund (the Company), included herein, and our report dated March 11, 2026 on the senior securities table of the Company, incorporated herein by reference, and to the references to our firm under the headings “Senior Securities”, “Financial Highlights”, and “Experts” in the Form N-2.
/s/ KPMG LLP
Fort Worth, Texas
April 30, 2026